EXHIBIT 99.1
                                                         Contact: Max Kuniansky
                                                 Director of Investor Relations
                                                                   561-791-5000




             B/E AEROSPACE REDUCES REVENUE AND EARNINGS EXPECTATIONS

    Conference Call Scheduled for Friday, October 25, 10:00 a.m. Eastern Time


          WELLINGTON, FL, October 24, 2002 - B/E Aerospace, Inc. (Nasdaq: BEAV) today stated that recent events in the airline and business jet industries are expected to adversely affect the company's financial results for the current quarter and beyond. The company also announced plans to change its fiscal year to a calendar year, effective December 31, 2002.

          B/E will hold a conference call to discuss today's announcements on Friday, October 25 at 10:00 a.m. Eastern Time. To listen to the conference call live via the Internet, visit the Investors section of B/E's website at www.beaerospace.com and follow the Webcasts link.

         "During the past month, we have received negative news from a broad cross-section of our customers," said Mr. Robert J. Khoury, President and Chief Executive Officer of B/E. "It has been an unusual and difficult month, even in the context of the deepening downturn which is afflicting our airline customers, and has now spread to the business jet sector.

         "During this short span of time, we have experienced some rather dramatic actions by airlines, business jet manufacturers, business jet operators and completion centers," Mr. Khoury said. "These actions will adversely affect demand for our products for the current quarter and beyond.

         "Depressed demand for higher-margin business jet products and commercial airline spares is magnifying the adverse effect on our financial results," Mr. Khoury said. "Due to lower-than-expected sales and margins, we expect B/E's results for the current quarter to be

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well below prior expectations and Wall Street estimates." B/E's current quarter ends on November 23, 2002.

COMMERCIAL AIRCRAFT PRODUCTS

          Recent developments which will result in lower demand for the company's commercial aircraft products include:

o Spare parts orders from major domestic carriers, which dropped significantly last quarter, further deteriorated from last quarter's levels.

o Seating programs have been deferred, including an important program for a major U.S. airline.

o Airframe manufacturers and their prime contractors are closely monitoring their inventories, implementing lower target levels for many of B/E's machined products.

          The driving force behind all of these actions is the downturn in the airline industry, now entering its second year. Domestic carriers continue to struggle with below-normal air travel, low ticket prices and high labor and security costs. Mid-October announcements by several major U.S. airlines indicate that yet another round of airline cost-cutting measures lies ahead. American Airlines and Delta Air Lines recently announced plans to defer deliveries of over 60 new aircraft in 2003 through 2005 and will further downsize their fleets, grounding some aircraft currently in service.

BUSINESS JET PRODUCTS

          Recent developments driving lower demand for B/E's business jet products include:

o Bombardier, Dassault and Cessna are reducing or, in certain cases, temporarily halting production of a number of aircraft types. In Bombardier's case, the production halts begin next month.


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o   A major fleet operator has deferred deliveries of new business jets, including large aircraft with high product content.

o B/E has received notice of significant deferrals and cancellations from cabin interior completion centers.

          All three factors reflect a severe slowdown in demand for business jets, driven by weak economic conditions and poor corporate profits in the U.S.

EARNINGS OUTLOOK

          "These recent developments underscore the fact that the industry downturn is still unfolding," said Mr. Khoury. "With the airline industry having lost $7 billion last year, now on track to lose a similar amount this year, and burning cash at a record pace, airlines are taking dramatic actions to conserve cash. B/E's revenues and earnings are clearly being affected, and expectations must be revised downward.

         "At the present time, we believe that B/E's revenues for the current quarter ended November 23 will be approximately $140 to $150 million, which is $15 to $20 million less than previous expectations," Mr. Khoury said. "The sharp decline in demand for our highly-profitable business jet products and commercial aircraft spares magnifies the projected near-term adverse effect on our bottom line. We currently expect to report a net loss of approximately $10 million for the current quarter, reflecting a $6 million charge for expanding our cost reduction program, lower-than-expected sales and margins, and transition costs associated with previously announced facility consolidations.

          "Excluding the above-mentioned consolidation and transition costs, we expect approximately break-even results for the current quarter, which is well below our prior expectations and current Wall Street estimates," Mr. Khoury said.

         B/E will announce earnings for the third quarter ended November 23, 2002 in mid-December. Results for periods ended December 31, 2002 are scheduled for release in


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early calendar 2003. The one-month transition period will enable the company to begin reporting on a calendar year basis in 2003, aligning B/E's reporting cycle with that of peer companies.

          "We expect to provide updated guidance for next year, calendar 2003, after we report our third quarter results," said Mr. Khoury. "Clearly, we no longer expect to achieve earnings of $1.00 to $1.25 per share next year. However, we do expect to report a profit for calendar 2003, assuming that our revenues do not deteriorate further."

RESPONSE TO CHANGING INDUSTRY CONDITIONS

          "We have worked hard to reduce costs in the past year," Mr. Khoury said. "After 12 months of effort to downsize the company, we are on track to achieve the savings we originally expected. Unfortunately, those savings will not be sufficient to offset the incremental drop in demand we announce today. Therefore, the company is expanding its cost reduction program. It will be necessary to reduce our workforce by approximately 200 additional positions over the next several months. We have already begun implementing these reductions."

          Today's actions are the latest in a series of cost reduction initiatives B/E began implementing after the September 11 terrorist attacks. Those initiatives were designed to position B/E for profitability at lower demand levels. Actions completed to date include closing four facilities, announcing closure of a fifth facility and reducing workforce by 25 percent. The new actions announced today will bring the cumulative headcount reduction to approximately 1,400, or nearly one out of every three positions in B/E's workforce prior to the September 11, 2001 terrorist attacks.

CASH FLOW AND FINANCIAL FLEXIBILITY

         "We believe we have the cash flow and financial flexibility to manage through these demanding conditions," Mr. Khoury said. "Given the factors affecting our revenues recently, investors may be interested to know where our break-even point lies. We believe that


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annual revenues of approximately $575 million would enable us to deliver break-even net earnings, once the additional workforce reductions we announce today are completed. Breakeven results at this revenue level would permit us to make investments in research and development, sales and marketing to maintain and grow our global market leadership position. At that revenue and break-even point, we would expect to generate positive EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $100 million, providing operating flexibility to ride out this industry downturn.

          "Currently, our cash balance is about $140 million, slightly less than the balance we reported at the end of the last quarter, and more than adequate to meet operating needs and service our debt obligations," he said. "Furthermore, B/E's debt structure gives us substantial financial flexibility. Our bank credit facility requires no principal payments until 2006. Our publicly traded notes require no principal payments until 2008-2011. We have a seasoned executive team which has managed through prior downturns. The cost reductions B/E is now realizing will provide substantial operating leverage and enhanced earnings power when demand stabilizes."

          This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

       B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aircraft component parts. With a global organization selling directly to the world's airlines, B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide almost two-thirds of sales. For more information, visit B/E's website at www.beaerospace.com.

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